UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2017

INDIA GLOBALIZATION CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-32830	20-2760393
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4336 Montgomery Ave., Bethesda, Maryland   20814
(Address of principal executive offices)         (Zip Code)

(301) 983-0998
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03.	Material Modification to Rights of Security Holders
On February 17, 2017, India Globalization Capital, Inc. (the “Company”) issued a press release announcing that it has extended the expiration date of the outstanding 11,656,668 warrants to purchase common stock of the Company trading on the OTC Markets with ticker symbol IGC.IW and CUSIP number (45408X118) from 5:00 p.m. New York time on March 6, 2017 to 5:00 p.m. New York time on Wednesday, March 6, 2019.  The warrants have an exercise price of $5.00 for 1/10 of a share.  As was the case prior to the extension, the warrants are subject to earlier expiration if the Company exercises its right to call the warrants for redemption.  The remainder of the terms of the warrants remain unchanged.
A copy of the press release is attached to this report as Exhibit 99.1 and is incorporated by reference into this Item 3.03 in its entirety.
Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 15, 2016, India Globalization Capital, Inc. (IGC) appointed Mr. John Cherin to the position of CFO, Treasurer, and Principal Accounting Officer (PAO) replacing Mr. John Clarke in his interim roles.

As an incentive to join the Company, on November 14, 2016, IGC’s Board approved an inducement grant to Mr. Cherin of 150,000 restricted shares of IGC’s common stock valued at approximately $51,000, subject to vesting and approval by the NYSE MKT. The grant was made as an inducement that was a material component of the new CFO's compensation and subsequent acceptance of employment with the Company and was granted as an employment inducement award pursuant to exemption (a) under Section 711 of the NYSE Company Guide and approved by the Company's Compensation Committee.

A copy of the press release is attached to this report as Exhibit 99.1 and is incorporated by reference into this Item 5.02 in its entirety.

Item 9.01.	Financial Statements and Exhibits

(d)           Exhibits.
The exhibits listed in the following Exhibit Index are filed as part of this current report.
Exhibit
Number                 Exhibit Description
99.1                         Press release issued by India Globalization Capital, Inc. on February 17, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

India Globalization Capital, Inc.

Date: February 17, 2017	By:	/s/ Ram Mukunda
Ram Mukunda
Chief Executive Officer and President

Exhibit Index

99.1	Press Release dated February 17, 2017.